FIFTH AFFIRMATION, EXTENSION AND AMENDMENT OF GUARANTY


     Reference is made to the following documents: (i) Loan and Security Agreement, dated as of August 27, 1993 (the "Agreement"), between Environmental Transportation Services, Inc., an Oklahoma corporation ("ETS"), and The CIT Group/Equipment Financing, Inc., a New York corporation ("CIT"); (ii) First Amendment to Loan and Security Agreement, dated March 22, 1994 ("First Amendment"), between ETS and CIT; (iii) Second Amendment to Loan and Security Agreement, dated September 22, 1994 ("Second Amendment"), between ETS and CIT; (iv) Third Amendment to Loan and Security Agreement, dated March 7, 1995 ("Third Amendment"), between ETS and CIT; (v) Fourth Amendment to Loan and Security Agreement, dated August 16, 1995 between ETS, Dwight Trucking, Inc., a California corporation ("Dwight") and CIT; (vi) First Amendment to Promissory Notes, dated as of April 8, 1996 ( Promissory Note Amendment ); (vii) Guaranty Agreement, dated as of August 27, 1993 (the "Guaranty"), made by Ametech, Inc., an Oklahoma corporation ("Guarantor"), pursuant to which Guaranty, among other things, Guarantor unconditionally and irrevocably guaranteed that it would pay, when due, all amounts due CIT from ETS pursuant to the Agreement; (viii) Affirmation, Extension and Amendment of Guaranty, dated March 22, 1994 (the "First Affirmation of Guaranty"); (ix) Affirmation and Extension of Guaranty, dated September 22, 1994 (the "Second Affirmation of Guaranty"); (x) Third Affirmation and Extension of Guaranty, dated March 7, 1995 (the "Third Affirmation of Guaranty"); and (xi) Fourth Affirmation and Extension of Guaranty, dated August 16, 1995 (the Fourth Affirmation of Guaranty ).

     The undersigned (i) acknowledges that is has received true and complete copies of the Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Promissory Note Amendment, the Guaranty, the First Affirmation of Guaranty, the Second Affirmation of Guaranty, the Third Affirmation of Guaranty, and the Fourth Affirmation of Guaranty, and (ii) acknowledges and agrees that notwithstanding anything to the contrary, express or implied, in the Guaranty or any other agreement or document, that the Guaranty is hereby extended to cover, and shall apply with full force and effect, to all of the obligations of ETS and Dwight as set forth in the First Amendment to Promissory Notes, a copy of which is attached hereto.

     Guarantor and CIT hereby agree that clauses (f), (g), (h) and
(i) of Paragraph 6 of Rider A to the Guaranty are hereby deleted in their entirety, and the following are inserted in lieu thereof:

     "(f) maintain at all times, on a consolidated basis, a current ratio of not less than .90 to 1.00; (g) maintain, on a quarterly basis, a consolidated cash flow coverage ratio (defined as, for Guarantor s immediately preceding four (4) consecutive fiscal quarters, the ratio of Guarantor s net income (excluding

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extraordinary gains and non-recurring income) plus depreciation and amortization less dividends to the current portion of long term debt (excluding borrowings under Guarantor s revolving loan facility) and capitalized lease obligations) of not less than (i)
 .75 to 1.00 for the fiscal quarter ending 12/31/95, (ii) .50 to
1.00 for the fiscal quarter ending 3/31/96, (iii) .55 to 1.00 for the fiscal quarter ending 6/30/96, (iv) .60 to 1.00 for the fiscal quarter ending 9/30/96, (v) .95 to 1.00 for the fiscal quarter ending 12/31/96, and (vi) 1.10 to 1.00 for the fiscal quarter ending 3/31/97 and all fiscal quarters thereafter; (h) maintain a consolidated tangible net worth (defined as total stockholders equity less the sum of all intangibles and all outstanding receivables and notes due from affiliates and shareholders) of not less than (i) $4,900,000.00 for the fiscal quarter ending 12/31/95,
(ii) $4,500,000.00 for the fiscal quarters ending 3/31/96, 6/30/96,
9/31/96 and 12/31/96, and (iii) $4,500,000.00 plus fifty percent
(50%) of the quarterly earnings for the fiscal quarter ending 3/31/97 and every fiscal quarter thereafter; and (i) maintain on a consolidated basis, a ratio of total liabilities to consolidated tangible net worth (as defined above) of not more than (i) 2.50 to
1.00 for the fiscal quarter ending 12/31/95, (ii) 2.75 to 1.00 for the fiscal quarter ending 3/31/96, (iii) 2.90 to 1.00 for the fiscal quarter ending 6/30/96, (iv) 2.75 to 1.00 for the fiscal quarter ending 9/30/96, (v) 2.75 to 1.00 for the fiscal quarter ending 12/31/96, and (vi) 2.50 to 1.00 for the fiscal quarter ending 3/31/97 and all fiscal quarters thereafter."

     The undersigned hereby represents and warrants to CIT that upon the execution and delivery by the undersigned of this Fifth Affirmation, Extension and Amendment of Guaranty, the Guaranty, as supplemented and amended by this Fifth Affirmation, Extension and Amendment of Guaranty, and as previously supplemented and amended by the First Affirmation of Guaranty, the Second Affirmation of Guaranty, the Third Affirmation of Guaranty, and the Fourth Affirmation of Guaranty, shall constitute a legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.

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     IN WITNESS WHEREOF, the undersigned has executed this Fifth
Affirmation, Extension and Amendment of Guaranty as of the 8th day of April, 1996.

                         AMETECH, INC.
                         an Oklahoma corporation


                         By: /s/ Kerry Willingham
                            ___________________________________

                         Title:  Controller
                              _________________________________

ACKNOWLEDGED AND AGREED.

THE CIT GROUP/EQUIPMENT
FINANCING, INC.


By: /s/ Janice M. Wickham
   ____________________________
Title: Assistant Vice President
      __________________________